SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): September 7, 2000

                    QWEST COMMUNICATIONS INTERNATIONAL INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                                 --------------
                 (State or other jurisdiction of incorporation)



           000-22609                               84-1339282
    ------------------------              ---------------------------------
    (Commission File Number)              (IRS Employer Identification No.)


       1801 California Street           Denver, Colorado            80202
       ------------------------------------------------------------------
       (Address of principal executive offices)                (Zip Code)



        Registrant's telephone number, including area code: 303-992-1400


                                 Not applicable
                                 --------------
          (Former name or former address, if changed since last report)

ITEM 5.      Other Events

On September 7, 2000, the Registrant announced, among other things, certain expected financial results for 2000 and 2001. A copy of the press release announcing the same is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On September 7, 2000, the Registrant hosted a call with financial analysts and reporters during which it discussed its expected financial results and the synergies expected from its acquisition of U S WEST, Inc. ("U S WEST") on June 30, 2000. On the call the Registrant announced that it expected the following (all numbers are approximated):

o By its estimates, had U S WEST kept up with demand for services, 2000 revenues would have been $300 million to $500 million higher.

o Pro forma normalized sequential revenue growth for the third quarter of 2000 (over the second quarter) to be 2% and for the fourth quarter of 2000 (over the third quarter) to be 3.5% to 4%.

o Data and Internet revenue as a percentage of total pro forma normalized revenue to be 22% to 24% in 2000 and 26% to 29% in 2001.

o Diluted, pro forma normalized EPS (earnings per share) for 2000 to be in the range of $0.35 to $0.40, and for 2001 to be in the range of $0.40 to $0.45.

o Diluted, pro forma normalized cash EPS, or EPS without the impact of the amortization of intangibles associated with purchase accounting, to be about three times the diluted, pro forma normalized EPS estimates.

o The EPS and cash EPS numbers above are contingent on final determination of the purchase price allocation mentioned below.

o In the third quarter of 2000, one-time merger-related charges from its acquisition of U S WEST would include items such as severance, right-sizing and similar costs ($200 million to $300 million), contract and lease terminations, reevaluations and other merger integration activities ($200 million to $400 million) and asset write-downs and write-offs ($500 million to $1 billion).

With respect to guidance, the Registrant expects the following (all numbers are approximated):

o    Pro forma depreciation for 2000 to be $3.0 billion.

o    Depreciation for 2001 to increase 25% over 2000 levels.

o A preliminary purchase price allocation has resulted in $38.0 billion of intangible assets, of which $5 billion will be amortized over approximately seven years and the rest would be amortized over 40 years. This should result in annual amortization of intangibles of $1.3 billion to $1.5 billion.

o    Interest expense for 2000 to be $1.1 billion.

o Interest expense for 2001 to increase between $200 million and $300 million over 2000 levels.

o The tax rate for planning purposes for 2000 and 2001 to be 39%, after adding intangible amortization back to income before taxes.

o    The diluted weighted average shares for 2000 to be 1.75 billion and grow to
     1.8 billion for 2001.

The pro forma normalized consolidated statements of operations of the Registrant for the years ended December 31, 1998 and December 31, 1999, and for each of the quarters ended March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000, giving effect to the acquisition of U S WEST, are attached to this Current Report on Form 8-K as Exhibit 99.2.

Forward-Looking Statement Warning

This Current Report on Form 8-K contains projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest and U S WEST with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, volatility of the Registrant's stock price, intense competition in the communications services market, changes in demand for the Registrant's products and services, dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels, rapid and significant changes in technology and markets, adverse changes in the regulatory or legislative environment affecting the Registrant's business and delays in the Registrant's ability to provide interLATA services within its 14-state local service territory, failure to maintain rights of way, and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST timely or at all and difficulties in combining the operations of Qwest and U S WEST.

This Current Report on Form 8-K and the attachments may include or incorporate by reference analysts' estimates and other information prepared by third parties for which the Registrant assumes no responsibility. The Registrant undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



ITEM 7.      Financial Statements, Pro Forma Financial Information and Exhibits


     Exhibit 99.1     Press release of the Registrant dated September 7, 2000.

     Exhibit 99.2 Pro forma, normalized consolidated statement of operations of the Registrant.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    QWEST COMMUNICATIONS INTERNATIONAL INC.



DATE:    September 7, 2000          By:  /s/ Yash A. Rana
                                        ---------------------------------------
                                        Yash A. Rana
                                        Associate General Counsel and
                                        Assistant Secretary

                                  EXHIBIT INDEX



     Exhibit 99.1   Press release of the Registrant dated September 7, 2000.

     Exhibit 99.2 Pro forma, normalized consolidated statement of operations of the Registrant.